File No. 333-

         AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON , 1998
------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             Registration Statement
                                      under
                           The Securities Act of 1933

                            PENN-AMERICA GROUP, INC.
             (Exact name of registrant as specified in its charter)

         Pennsylvania                                        23-2180139
State or other jurisdiction of incorporation or        I.R.S. Employer I.D. No.
         organization

                                420 S. York Road
                           Hatboro, Pennsylvania 19040
                                 (215) 443-3656
             (Address & phone number of principal executive offices)


                                 Jon S. Saltzman
                                    President
                            Penn-America Group, Inc.
                                420 S. York Road
                          Hatboro, Pennsylvania, 19040
                     (Name and address of agent for service)

                                 (215) 443-3600
    ------------------------------------------------------------------------
          (Telephone number, including area code, of agent for service)


                                    Copy to:
                           Michael B. Pollack, Esquire
                            Reed Smith Shaw & McClay
                             2500 One Liberty Place
                             Philadelphia, PA 19103
                                 (215) 851-8100

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. x

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement thereafter becomes effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------

                                                         Proposed Maximum      Proposed Maximum
 Title of Each Class of                                   Offering Price           Aggregate
       Securities                     Amount             Per Security (1)       Offering Price          Amount of
    to be Registered                  to be                                                          Registration Fee
                                    Registered
--------------------------    -----------------------    ------------------    ------------------   -------------------
Common Stock,                 50,000 Shares                 $ 21.875            $ 1,093,750            $ 322.66
                                                                                                    -------------------
$.01 par value
                                                                                           Total       $ 322.66
                                                                                                    ===================

------------------------------------------------------------------------------


(1) Estimate solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933. Securities priced as of the bid price, as reported on (NASDAQ) National Market System, under the "PAGI" symbol as of March 27, 1998.

------------------------------------------------------------------------------

                                  50,000 Shares

                            PENN-AMERICA GROUP, INC.

                                  Common Stock

         All of the Shares of Common Stock offered hereby relate to shares being provided by Penn-America Group, Inc. as part of an Agency Performance Award and Profit Sharing Plan (the "Plan") offered to certain qualifying independent agents of Penn-America Insurance Company, its wholly-owned subsidiary. The Company wishes to provide an incentive to its independent agents to reward them in a manner in which, by conducting business with Penn-America Insurance Company in a favorable manner, good underwriting results and loss ratios, they will be rewarded with the Company's stock and cash as provided by the "Plan" as described herein. Except where the context otherwise indicates, the term "Company" includes Penn-America Group, Inc. ("Penn-America Group" or "PAGI") and its wholly-owned subsidiary Penn-America Insurance Company ("Penn-America") and its wholly-owned subsidiary Penn-Star Insurance Company.

         The Common Stock of Penn-America Group, Inc. is quoted on the National Association of Securities Dealers Automated Quotation ("NASDAQ") National Market System under the symbol "PAGI". On March 27, 1998, as reported by NASDAQ, the closing bid price for the Common Stock was $21.875 per share.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any of the securities offered hereby in any jurisdiction to or from any person to whom it is unlawful to make or solicit such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has or has not been any change in the information contained herein since the date hereof.

                 The date of this Prospectus is March 31, 1998.

                              AVAILABLE INFORMATION

         PAGI, "the Company" is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such materials can also be obtained from the Commission's web site at http.//www.sec.gov. Copies of the above reports, proxy statements and other information may also be inspected at the offices of the Nasdaq National Market, 9513 Key West Avenue, Rockville, MD 20850.

         This Prospectus constitutes part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This
Prospectus does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information concerning the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the schedules and exhibits filed therewith, copies of which may be obtained from the Commission at prescribed rates. Any statements contained herein containing the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirely by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's Annual Report on Form 10-K for the year ended December 31, 1997 and all of the reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to above are incorporated by reference.

         All documents herein filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed documents which also is or is deemed to be incorporated by reference herein modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any document incorporated by reference in this Prospectus. Requests for such documents should be directed to Penn-America Group, Inc., 420 South York Road, Hatboro, Pennsylvania 19040. The telephone number is (215) 443-3600.

                                   THE COMPANY

         The Company writes commercial property, general liability, commercial multi-peril and non-standard personal automobile insurance on an admitted and non-admitted basis as regulatory requirements permit. Premium levels in the markets that Penn-America serves are generally higher due to unavailability of the larger standard companies to service these relatively small dollar premiums that average $1,600 a year. The Company focuses on smaller, Main Street businesses in this higher rated market, such as restaurants, taverns, retail businesses, contractors and similar classes, that may not have access to standard insurance and where management believes the potential for loss is not excessive and can be adequately quantified. The Company does not write unique or high risk policies such as medical malpractice, environmental and aviation liability.

         The Company currently markets its commercial insurance products nationally through a select number of high quality general agents. The Company's general agents have limited binding authority for the Company's products based on comprehensive guidelines established by the Company. In 1997, approximately 93% of the Company's policies were issued on a binding authority basis. The remaining commercial business consists of larger or slightly more complex policies issued on a submit basis from its agents. All non-standard personal automobile policies are issued on a binding authority basis. The Company's general agency network and its strong business experience and relationships provide the Company with significant underwriting support and marketing expertise. In addition, during 1997, approximately 34.3% of the Company's gross written premium or $35.9 million, is non-standard minimum limits liability personal automobile coverage which is written in five states.

         The Company's distribution strategy is to select and maintain a general agency network with fewer and more productive general agents than its competitors. By concentrating its resources on a limited number of general agents, approximately 55, the Company believes it enhances not only the volume and quality of business generated by the general agents, but also the Company's ability to monitor the agents' performance with respect to Company underwriting policies and guidelines.

         In May 1997, the Company's A (Excellent) rating and financial size category of VII was reaffirmed by A.M. Best Company, Inc. ("Best") based upon recent operating performance. According to Best, an A rating is assigned to those companies that, in Best's opinion, after an extensive review of the company's financial condition and operating performance, have demonstrated an excellent ability to meet their respective policyholder and other contractual obligations when compared to the norms of the property and casualty insurance industry. Best's ratings are based upon factors relevant to policyholders and are not directed toward the protection of investors. The Company believes that an A rating is an important factor in marketing its products to its general agents.

         The Company's principal executive offices are located at 420 South York Road, Hatboro, Pennsylvania, 19040 and its telephone number is (215) 443-3600.

                            INVESTMENT CONSIDERATIONS

         Except for the historical information contained in this Prospectus, matters discussed herein may constitute "forward-looking statements" (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.) Such forward-looking information reflects the Company's current best estimates regarding its future operations. The Company's actual results could differ materially from those estimated in the forward-looking statements as a result of several factors, including those discussed below and elsewhere in this Prospectus.

         A variety of factors may materially impact estimates of future operations. Many of such factors are outside the Company's control and cannot be accurately predicted. Important factors include, but are not limited to, general economic conditions, interest rate levels, financial market performance, legislative initiatives, the adequacy of loss reserves, price competition impacting premium levels, relationships with and capacity of the Company's general agents and changes in state insurance regulations.

         In addition to the other information in this Prospectus, the following factors and risks should be considered carefully by potential purchasers in evaluating the Company, its business and the shares of Common Stock offered hereby:

Certain Business Considerations

         Factors affecting the sectors of the insurance industry in which the Company operates may subject the Company to significant fluctuations in operating results. These factors include competition, catastrophe losses and general economic conditions, including interest rate changes, as well as legislative initiatives, the frequency of litigation, the size of judgments and severe weather conditions. The nonstandard automobile insurance market is influenced by many factors, including state insurance laws, market conditions for standard automobile insurance and state assigned risk and residual market plans. Additionally, an economic downturn in the states in which the Company underwrites its non-standard personal automobile business could result in fewer new car sales and less demand for automobile insurance. The impact of these factors can dramatically affect demand for the Company's products, insurance capacity, pricing and claims experience and, consequently, the Company's business, results of operations or financial condition.

         Historically, the financial performance of the property and casualty insurance industry has tended to fluctuate in cyclical patterns of soft markets followed by hard markets. Although an individual insurance company's financial performance is dependent on its own specific business characteristics, the profitability of most property and casualty insurance companies tends to follow this cyclical market pattern. At present, the property and casualty insurance industry is experiencing a prolonged soft market, and the extension of current market conditions could have an adverse affect on the Company's business, results of operations or financial condition. There can be no assurance that a hard market will emerge or, if it does emerge, that it will have a favorable impact on the Company.

         The Company has grown rapidly over the last few years. The Company believes that a substantial portion of any future growth will depend on its ability, among other things, (i) to increase its business from its existing general agents, (ii) to expand its non-standard personal automobile business further in states where it presently does business and into additional states and (iii) to expand its commercial lines of business by offering additional products and programs. Such future growth is contingent on various factors, including the availability of adequate capital, the Company's ability to hire and train additional personnel, regulatory requirements and rating agency considerations. There is no assurance that the Company will be successful in expanding its business, that the existing infrastructure will be able to support such additional expansion or that such new business will be profitable.

         In recent years, the Company's nonstandard personal automobile business has accounted for an increasing portion of its total business, and this trend may continue in the future. In addition, the Company is considering expanding into specialty programs and other commercial coverages. As the Company's mix of business changes, there can be no assurance that the Company will be able to maintain its profit margins or other operating results.

Adequacy Of Loss Reserves

         The Company is directly liable for loss and loss adjustment expenses ("LAE") under the terms of the insurance policies it underwrites. The Company establishes loss reserves for the ultimate payment of all loss and loss adjustment expenses incurred. These reserves are based on historical data and estimates of future events and are imprecise. Although management believes that the Company's established reserves for loss and loss adjustment expenses are adequate and the Company annually obtains an opinion with respect to loss reserves from an independent consulting actuary, ultimate loss and loss adjustment expenses may vary from established reserves. Furthermore, factors such as future inflation, claims settlement patterns, legislative activity and litigation trends, all of which are difficult to predict, may have a substantial impact on the Company's future loss experience. Accordingly, there can be no assurance that the Company's reserves will be adequate to cover ultimate loss development. If the Company's reserves should prove to be inadequate, the Company will be required to increase reserves with a corresponding reduction in the Company's net income in the period in which the deficiency is identified. Future loss experience substantially in excess of established reserves could have a material adverse effect on the Company's business, results of operations or financial condition.

Regulation

         The Company is subject to regulation, primarily by Pennsylvania, its domiciliary state, and to a lesser degree, the 26 other states in which it is an admitted insurer. The regulations are generally designed to protect the interests of insurance policyholders, as opposed to the interests of stockholders. Such regulations relate to authorized lines of business, capital and surplus requirements, rates and forms, investment parameters, underwriting limitations, transactions with affiliates, dividend limitations, changes in control and a variety of other financial and non-financial components of the Company's business. The failure of the Company to comply with certain provisions of applicable insurance laws and regulations could have a material adverse effect on the Company's business, results of operations or financial condition.

         The National Association Of Insurance Commissioners (the "NAIC") has adopted a system of assessing the financial condition and stability of insurance companies, known as "IRIS ratios," and a system to test the adequacy of statutory capital, known as "risk-based capital," each of which applies to Penn-America and Penn-Star Insurance Company, Penn-America's wholly-owned subsidiary ("Penn Star"). IRIS ratios consist of 11 ratios that are compiled annually from each insurance company's statutory financial reports and then compared against the NAIC established "usual range" for each ratio. The risk-based capital rules establish statutory capital requirements based on levels of risk retained by an insurance company. Penn-America's adjusted capital at December 31, 1997 was in excess of the applicable risk-based standards as established by the NAIC. There is no assurance that Penn-America or Penn-Star will be able to maintain the required capital levels or IRIS ratios. Failure to maintain risk-based capital at the required levels, or IRIS ratios within the NAIC's usual range, could adversely affect Penn-America's or Penn-Star's ability to secure regulatory approvals as necessary or appropriate.

Binding Authority

         The Company underwrites the substantial majority of its commercial policies on a binding authority basis (approximately 93% in 1997, which generated approximately 82% of the Company's commercial lines gross written premiums). The Company's non-standard personal automobile policies are written solely on a binding authority basis. The Company generally has 60 days from the effective date to cancel a policy if the risk insured does not comply with the Company's underwriting guidelines. In the event that a general agent exceeds its authority by binding the Company on a risk which does not comply with the Company's underwriting guidelines, the Company is at risk for that policy until it receives the policy and effects a cancellation. The Company generally requires general agents to deliver all policies to the Company within 35 days of the date written. There can be no assurance that the general agents will bind the Company within the limits of the Company's underwriting guidelines or deliver policies to the Company in a timely manner. As a result, the Company may be bound by a policy which does not comply with its underwriting guidelines and, until it can effect a cancellation, may incur loss and loss adjustment expenses related to that policy.

Reliance On Certain General Agents

         A significant portion of the Company's personal automobile gross written premiums in 1997 was written by two agents who service the states of Washington, California and Nevada. These agents accounted for $33.0 million (92%) of the personal automobile gross written premiums in 1997. Additionally, these same agents accounted for 32%, 25% and 22% of total written premium for 1997, 1996, 1995. During 1997, another agent in California accounted for $8.3 million (12%) of commercial gross written premiums. The loss of any of these three general agencies, or the loss of the ability to underwrite automobile insurance in California or Washington for any reason, could have a material adverse effect on the Company's business, results of operations or financial condition.

Competition; Financial Ratings

         The Company competes in the property and general liability insurance business with numerous domestic and international insurers. Many of the Company's existing or potential competitors are larger, have considerably greater financial and other resources, have greater experience in the insurance industry and offer a broader line of insurance products than the Company, and the Company may compete with new entrants in the future. Competition is based on many factors, including the perceived market strength of the insurer, pricing and other terms and conditions, services provided, the speed of claims payment, the reputation and experience of the insurer and ratings assigned by independent rating organizations (such as A.M. Best). Ultimately, this competition, coupled with the effects of the current prolonged soft market, could affect the Company's ability to attract business at premium rates which are likely to generate underwriting profits, and could have a material adverse effect on the Company's business, results of operations or financial condition. Penn-America currently has an "A (Excellent)" rating from A.M. Best. A downgrade of Penn-America's A.M. Best rating could have a material adverse effect on the Company's business, results of operations or financial condition. There can be no assurance that the Company will be able to maintain Penn-America's A.M. Best rating.

Holding Company Structure; Dividend Restrictions

         PAGI is an insurance holding company. Dividends and other payments from Penn-America are PAGI's primary source of funds to pay expenses, service debt and pay dividends, if any. The payment of dividends by Penn-America to PAGI and the payment of dividends by Penn-Star to Penn-America are subject to restrictions set forth in the Pennsylvania insurance laws. In general, these restrictions limit the aggregate amount of dividends or other distributions that Penn-America or Penn-Star may declare or pay within any 12-month period without the permission of the applicable regulatory authority (generally the greater of statutory net income for the preceding calendar year or 10% of the statutory surplus), and require that Penn-America's or Penn-Star's statutory surplus following any such dividend or distribution be reasonable in relation to its outstanding liabilities and adequate for its financial needs. The maximum amount of dividends payable by Penn-America in 1998, without prior approval of the Pennsylvania insurance regulators, is approximately $9.5 million. In addition, the Company has signed a commitment letter with PNC Bank for a $20 million revolving line of credit.

         The continued payment of dividends by the Company will be determined regularly by the Board of Directors and will be based on general business conditions, legal and regulatory restrictions regarding the payment of dividends and other factors the Board of Directors considers relevant. The Company recently increased its annual dividend to $0.20 annually per share in February of 1998 from $0.16 per share.

Certain Relationships With Controlling Stockholder

         Currently, Mr. Irvin Saltzman and his family and affiliates (the "Saltzman family"), substantially through their ownership of Penn Independent Corporation ("Penn Independent"), the Company's controlling stockholder, beneficially own approximately 31.2% of the Company's outstanding Common Stock.

         Mr. Irvin Saltzman, Chairman of Penn Independent, provides consulting advice for Penn-America's investment portfolio, for which he was paid $64,000 for 1997. In addition, the Company receives services from other executives (including Messrs. Heerin and Lear and Ms. Saltzman-Levy), staff and administrative personnel of Penn Independent, including services in connection with human resource administration and related services. Also, the Company is charged a portion of the amounts paid by Penn Independent for services such as insurance, telecommunications, professional fees, postage and office supplies. In 1997, the Company reimbursed Penn Independent $232,000 for such services.

         The Company's headquarters in Hatboro, Pennsylvania are occupied pursuant to a lease effective June 30, 1995, between Irvin Saltzman, as landlord, and the Company. The lease is for an initial term of five years and the Company has one five-year renewal option thereafter. The current rent is $262,000 per year and the Company is required to pay its pro rata share of all taxes, fees, assessments and expenses on the entire office facility to the extent that they exceed $224,000 annually in the aggregate. In the event the Company renews the lease, the rent will be increased by 50% of the cumulative change in the Philadelphia area consumer price index during the initial lease term. Management believes that the amount paid by the Company under the lease represents fair market value for rent.

         The Delaware Valley Underwriting Agencies (the "DVUA Agencies"), which are wholly-owned insurance agency subsidiaries of Penn Independent, produce business for the Company. The DVUA Agencies generated approximately 1.5% of the Company's gross written premiums in 1997. In addition, 2.7% of the DVUA Agencies' business volume was produced for the Company. Gross written premiums and commissions paid resulting from transactions with the DVUA Agencies were approximately, $1,600,000 and $359,000, respectively, in 1997.

Dependence On Key Personnel

         The  efforts  and  abilities  of  the  Company's  present   management,
particularly that of Jon S. Saltzman, the Company's President and Chief Executive Officer, are very important to the success of the Company. If the Company were to lose the services of Jon S. Saltzman or John M. DiBiasi (Penn-America's Executive Vice President--Underwriting and Marketing), or any of the other key management personnel, there could be a material adverse effect on the Company's business, results of operations or financial condition. The Company does not have employment agreements with any employee, but during 1997, it maintained key personnel life insurance policies on Jon S. Saltzman, John M. DiBiasi and Rosemary R. Ferrero (Vice President--Finance, Chief Financial Officer, Treasurer and Secretary).

Reinsurance

         The Company currently purchases reinsurance, which allows it to write more direct insurance and at greater limits than it otherwise could. The Company's current treaty reinsurance is with General Reinsurance Corporation ("General Re"). For catastrophe losses, the Company is covered by a consortium of insurers which include General Re and Lloyds of London, in addition to other A or better rated reinsurers. There can be no assurance that reinsurance will continue to be available to the Company to the same extent, and at the same cost, as it has in the past.

         The maintenance of reinsurance does not legally discharge the Company from its primary liability for the full amount of the risks it insures, although it does make the reinsurer liable to the Company. Therefore, the Company is subject to credit risk with respect to its reinsurers. The Company's reinsurance recoverable is primarily with General Re. Although the Company's management believes that its reinsurance is maintained with financially stable reinsurers and that its reinsurance support is adequate to protect its interests, the insolvency of General Re or any other reinsurer or their inability to make payments under the terms of a reinsurance treaty could have a material adverse effect on the Company's business, results of operations or financial condition. The Company may choose in the future to re-evaluate the use of reinsurance to increase, decrease or eliminate the amount of risk it cedes to reinsurers.

Restrictions

         The Plan provides for the qualifying agent to receive 33 1/3% of their award in PAGI stock, with an election to receive the remaining award balance in either additional shares of PAGI stock or cash. This determination is made solely by the qualifying agent and consideration should be given to the risk factors associated with deciding to receive the remaining award in shares of PAGI stock. The stock which is granted under this award program is restricted from sale for a period of six months from the determination date. Under the "New Agent Award" component of the Plan, the Company will award a one-time award of common stock of PAGI with a total value of $1,000. The Company will retain the awarded stock certificates until the expiration of one year from the date of the initial agency agreement signing at which time the Company will deliver the awarded certificates.

                                 USE OF PROCEEDS

         The shares of common stock issued under the Plan will be issued as payment of a bonus award payable to the Company's general agents. The Company will receive no cash proceeds from the issuance of shares under the Plan.
                                       8

                                    THE PLAN

Risk Factors

         A risk associated with participation in the Plan is that the Participants will be general unsecured creditors of the Company, and that in the event of the insolvency of the Company there could be insufficient assets to pay the Participants according to the terms of the Plan.

         There are also investment risks associated with the receipt of stock of the Company as part of the award distribution. By way of example, there could be a decline in the value of the stock distributed in accordance with the Plan between March 31, the valuation date used to determine the number of shares to be awarded each Participant, and the actual date these shares are distributed to the Participants, which under the Plan must be by May 15.

         The statements in this Prospectus concerning the terms and provisions of the Plan are summaries and do not purport to be complete. All such statements are qualified in their entirety by reference to the full text of the documents filed as exhibits to the Registration Statement of which this Prospectus is a part. Additional updating and other information with respect to the Plan may be provided in the future to the participants.

Summary of the Plan

         The Plan is designed to reward general agents who place insurance with Penn-America and have had favorable underwriting results. The following is a summary of the current key elements of the Plan. A copy of the Plan is attached as an Exhibit to this Prospectus.

Threshold for Participation in the Plan

         The participating general agent must:

         o Generally write a minimum of $500,000 for commercial lines and $1,000,000 for personal lines in total calendar year premium. Some individual programs may vary between these two amounts.

         o For commercial lines, write at least 90% of the previous year's total premium until the agency reaches $1,000,000 in total calendar year premium, at which point the 90% requirement is waived.

         o Maintain  errors and  omission  coverage  with  limits  of  at  least
          $500,000.

Plan Components

         The Plan has three components.

         o New Agent Award. The Company will award to a new agent a one time award of common stock of PAGI with a total value of $1,000. The award will be valued as of the closing price on the day the Company executes the initial agency agreement and will be rounded to the closest whole share . No cash equivalent will be granted.
                                        9

         o Performance Award (Commercial Lines Only). Based on calendar year performance criteria for policy issuance, promptness of payment of agency statements, production increases over the prior calendar year, inspection timeliness, premium audit responsiveness and acceptable completion of Penn-America audits.

         o Profit sharing. Based on policy year (i.e. the experience of all policies with an effective date falling within a given calendar year). Separate standards and payment plans are established for general liability and property coverages. Payments are based on a profit calculation formula applied to the loss development of the business over three policy years for general liability coverages, and two policy years for property insurance.

         The profit calculation formula defines the agency profit share as one half of the agency earned premium minus commissions paid times the positive difference between specified Company target policy year loss ratios and the agency's actual loss ratio.

Payment Schedule

         o For commercial lines, payments of the general liability insurance profit sharing are made in three annual installments of one third each of the agency profit share. Payments of the property coverage profit sharing are made in two annual installments of one half of each agency profit share. Payment of the performance award compensation is made the following year. Because a "policy year" actually covers 24 months of exposure (e.g., a policy with an effective date of December 31, 1997 may provide coverage through the end of 1998), the first installment of the profit sharing on a given policy year's business does not become due until the second year following, (i.e., in the example, by May
1999).

         o For personal lines, both private passenger auto liability and physical damage are made in two annual installments of one half of each agency profit share similar to commercial property above.

Modification of the Profit Sharing Plan

         Penn-America's contract gives the Company the right to prospectively amend or terminate the Plan at any time.

Termination of an Agency's Participation in the Plan

         o Termination of an agency contract for cause automatically cuts off all profit sharing eligibility as of the termination date.

         o Termination by either party for any other reason terminates the program, with the final calculation and a pro rata payment due by June 1st of the following year. This termination has the effect of voiding any profit sharing based on the agency's experience during the calendar year that the agreement was terminated, but gives the agency the benefit of the experience for prior year's business throughout the entire termination year.

         o With respect to the "New Agent Award," the Company will retain the $1,000 stock award granted at the initial signing of the general agency agreement until the expiration of one year from the date the agreement is executed by both parties. If the agreement was to terminate between the parties before the expiration of the one year period referenced above, all shares would revert back to the Company. If the general agency agreement remains in effect at the expiration
                                       10
of the one-year period, the Company will deliver a stock certificate for the number of shares granted pursuant to the "New Agent Award."

Stock and Cash Payments Under the Plan

         o Under the Plan, 33 1/3% of all compensation is due to an agency under the Plan will be distributed in shares of PAGI stock, rounded up to the nearest even share. For purposes of these calculations PAGI stock will be valued at its price on March 31. If the market is closed that day, the valuation will be made based on the value of the price as of the nearest previous business day.

         o The agency will have the option, exercisable by notice to the Company received on or before March 31, of taking a specified greater percentage (either 50%, 75% or 100%) of its profit sharing compensation in PAGI stock.

         o The stock will be delivered to the agency by May 15, free of all sales commissions and transaction costs.

         o Stock granted under the Plan may not be sold for a period of six months from the determination date and will be legended accordingly.

                                  LEGAL MATTERS

         The validity of the shares of the Common Stock offered hereby and certain other legal matters will be passed upon for the Company by Reed Smith Shaw & McClay LLP, Philadelphia, Pennsylvania.

                                     EXPERTS

         The consolidated financial statements and schedules of Penn-America Group, Inc. as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997 included in the Company's Annual Report on Form 10-K, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants and upon the authority of said firm as experts in accounting and auditing.
                                       11

     ------------------                                     ------------------

         No dealer, salesman or any
other person has been authorized to
give any information or to take any
representations other than those
contained in this Prospectus, and,
if given or made, such information
or representations must not be relied
on as having been authorized by the
Company. This Prospectus does not
constitute an offer to sell or a
solicitation  of an offer to buy, by any
person in any  jurisdiction  in which
it is unlawful for such person to make
such offer to solicitation.  Neither the
delivery  of this  Prospectus  nor  any           50,000 Shares of Common Stock
any offer, solicitation or sale made
hereunder, shall under any circumstances
create an implication that the information
herein is correct as of any time subsequent           PENN-AMERICA GROUP, INC.
to the date of the Prospectus.


        ------------------


                           Page
The Company................. 3                       _______________________
Investment Considerations....3
Use of Proceeds..............                                PROSPECTUS
The Plan.....................9
Legal Matters................11                      _______________________
Experts......................11
                                                          March 31, 1998





         Until March 31, 1998, all dealers affecting transactions in the registered securities, whether or not participating in the distribution thereof may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotment or subscriptions.


      ------------------                                   ------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution

         The estimated fees of the distribution, all of which are to be borne by the Company, are as follows:

          SEC Registration Fee ...............................          $322.66
          Blue Sky Fee and Expenses...........................             ---
          Accounting Fees and Expenses .......................         2,000.00
          Legal Fees and Expenses ............................         2,000.00
          Miscellaneous ......................................         2,000.00
                                                                     ===========
                   Total......................................        $6,322.66
                                                                     ===========

Item 15. Indemnification of Directors and Officers

         Pursuant to the provisions of the Pennsylvania Business Corporation Law, the Bylaws of the Company provide that a director shall not be personally liable, as such, for monetary damages for any action taken, unless the director breaches or fails to perform a duty of his office and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. This limitation does not apply to criminal liability or liability for the payment of taxes. The Company's Bylaws also provide for indemnification of the Company's directors and officers to the fullest extent permitted by Pennsylvania law.

Item 16.      Exhibits

         3       Articles of Incorporation
         3.2     Bylaws of the Company
         4       Agency Performance  Award and Profit Sharing Plan
         5       Opinion of Reed Smith Shaw & McClay as to legality of
                 securities issued
         23 (A)  Consent of Reed Smith Shaw & McClay  (included in opinion filed as Exhibit 5)
            (B)  Consent of KPMG Peat Marwick LLP

Item 17. Undertakings


         The undersigned Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)      To include any prospectus required by  Section  10(a)
                           (3)of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration
                           Statement  ( or  the  most   recent   post-effective
                           amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs 1.(i) and 1.(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain undistributed at the termination of the offering.

         Insofar as indemnification for liabilities arising under Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
                                       15

                        SIGNATURES AND POWERS OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hatboro, Pennsylvania, on March 31, 1998.

                                         PENN-AMERICA GROUP, INC.

                                         By:/s/ Jon S. Saltzman
                                                Jon S. Saltzman, President


         KNOW ALL MEN BY THESE PRESENTS, that each such person whose signature appears below hereby constitutes and appoints Jon S. Saltzman and Rosemary Ferrero and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     Signatures                     Title                              Date

/s/ Jon S. Saltzman       Principal Executive Officer and        March 31, 1998
-------------------
    Jon S. Saltzman       Director

/s/ Robert A. Lear        Director                               March 31, 1998
-------------------
    Robert A. Lear

/s/ Irvin Saltzman        Director                               March 31, 1998
-------------------
    Irvin Saltzman

/s/ James E. Heerin, Jr.  Director                               March 31, 1998
-----------------------
    James E. Heerin, Jr.

/s/ Charles Ellman        Director                               March 31, 1998
--------------------
    Charles Ellman

/s/ M. Moshe Porat        Director                               March 31, 1998
--------------------
    M. Moshe Porat

/s/ Paul Simon            Director                               March 31, 1998
--------------------
    Paul Simon

/s/ Thomas M. Spiro       Director                               March 31, 1998
--------------------
    Thomas M. Spiro

/s/ Jami Saltzman-Levy    Director                               March 31, 1998
----------------------
    Jami Saltzman-Levy

/s/ Rosemary Ferrero      Principal Finance and                  March 31, 1998
--------------------      Accounting Officer and Secretary
    Rosemary Ferrero

                        SIGNATURES AND POWERS OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hatboro, Pennsylvania, on March 31, 1998.

                                           PENN-AMERICA GROUP, INC.


                                           By:____________________________
                                              Jon S. Saltzman, President

         KNOW ALL MEN BY THESE PRESENTS, that each such person whose signature appears below hereby constitutes and appoints Jon S. Saltzman and Rosemary Ferrero and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

   Signatures                     Title                                  Date

                              Principal Executive Officer and    March 31, 1998
---------------------
  Jon S. Saltzman             Director

                              Director                           March 31, 1998
---------------------
  Robert A. Lear
                              Director                           March 31, 1998
---------------------
  Irvin Saltzman

                              Director                           March 31, 1998
---------------------
 James E. Heerin, Jr.

                              Director                           March 31, 1998
--------------------
  Charles Ellman

                              Director                           March 31, 1998
---------------------
  M. Moshe Porat

                              Director                           March 31, 1998
----------------------
  Paul Simon

                              Director                           March 31, 1998
----------------------
  Thomas M. Spiro

                              Director                           March 31, 1998
----------------------
  Jami Saltzman-Levy

                              Principal Finance and              March 31, 1998
-----------------------
  Rosemary Ferrero            Accounting Officer and Secretary

                                  EXHIBIT INDEX



Exhibit No.                Description of Exhibit

3                          Articles of Incorporation as filed in 10-K dated
                           3/27/98

3.2                        Bylaws of the Company as filed in 10-K dated 3/27/98

4                          Agency Performance Award and Profit sharing Plan

5 Form of Opinion of Reed Smith Shaw & McClay as to legality of securities issued which has been filed with Form S-3 dated January 4, 1996

23(A) Consent of Reed Smith Shaw & McClay which has been filed with form S-3 dated January 4, 1996.
                           (included in opinion filed as Exhibit 5)

    (B)                    Consent of KPMG Peat Marwick LLP


                                       17